Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736

Colonia Lomas de Chapultepec

11000 México D.F., México

Explanation of Responses:

Beneficial Ownership of Inmobiliaria

As of January 14, 2015, Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) beneficially owns directly 19,853,000 shares of Class A Common Stock, par value $0.10 per share (“Class A Common Shares”), following the exercise of warrants to purchase 7,950,000 Class A Common Shares on January 14, 2015, exercised at $6.3572 per Class A Common Share (the “Inmobiliaria Warrants”). Class A Common Shares reported as beneficially owned by Inmobiliaria include Class A Common Shares owned directly by Control Empresarial de Capitales, S.A. de C.V., a wholly-owned subsidiary of Inmobiliaria.

Because the members of the Slim Family are beneficiaries of a Mexican trust (the “Slim Family Trust”) which in turn owns substantially all of the issued and outstanding voting securities of Inmobiliaria, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 19,853,000 Class A Common Shares beneficially owned directly by Inmobiliaria.

Beneficial Ownership of GFI

As detailed in Amendment No. 2 to the Schedule 13G filed by the members of the Slim Family with the U.S. Securities and Exchange Commission on February 12, 2010, in respect of their ownership of Class A Common Shares, the Slim Family Trust also owns a majority of the outstanding voting equity securities of Grupo Financiero Inbursa, S.A.B. de C.V (“GFI”) and a subsidiary of GFI, Banco Inbursa S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, beneficially owned directly warrants to purchase 7,950,000 Class A Common Shares, which were also exercised on January 14, 2015 at $6.3572 per Class A Common Share (the “GFI Warrants” and together with the Inmobiliaria Warrants, the “Warrants”). Because the Slim Family Trust owns a majority of the outstanding voting equity securities of GFI, each member of the Slim Family may be deemed to beneficially own indirectly the Class A Common Shares obtained and beneficially owned by GFI following the exercise of the GFI Warrants.

Summary of Class A Common Shares that may be deemed to be Beneficially Owned by each Member of the Slim Family

Following the acquisitions described in this filing and for the reasons described above, as of January 14, 2015, 27,803,000 Class A Common Shares may be deemed to be beneficially owned by each member of the Slim Family. As of January 14, 2015, 27,803,000 Class A Common Shares would constitute approximately 16.8% of the sum of (i) the 149,490,001 issued and outstanding Class A Common Shares, as reported in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 5, 2014, and (ii) the 15,900,000 Class A Common Shares obtained and beneficially owned following the exercise of the Warrants by Inmobiliaria and GFI.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Javier Foncerrada Izquierdo
Javier Foncerrada Izquierdo
Marco Antonio Slim Domit	Attorney-in-Fact*
January 16, 2015
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INMOBILIARIA CARSO, S.A. DE C.V.

By: Armando Ibáñez Vázquez Title: Attorney-in-Fact

* See See the Powers of Attorney for the members of the Slim Family and Inmobiliaria, which are filed as exhibits to the Schedule 13G filed by the Slim Family and Inmobiliaria with the Commission on February 14, 2014 in respect of their ownership in equity shares of YPF Sociedad Anónima and the Joint Filing Agreement among the Slim Family and Inmobiliaria, filed by the Slim Family and Inmobiliaria with the U.S. Securities and Exchange Commission on September 10, 2008 as an exhibit to the initial Schedule 13G in respect of its ownership of the New York Times Company, which are hereby incorporated herein by reference.